Exhibit 10.2

HANSEN MEDICAL, INC.

March 3, 2014

Bruce J Barclay

Dear Bruce:

This letter (the “Agreement”) confirms the agreement between you and Hansen Medical, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Pursuant to Section 2 of the Retention Agreement entered into between you and the Company dated May 26, 2010 (the “Retention Agreement”), you are hereby notified that your employment is being terminated by the Company due to an Involuntary Termination Without Cause (as defined in the Retention Agreement). Your employment with the Company will terminate on February 28, 2014 (the “Termination Date”). By signing this Agreement, you hereby resign as a member of the Company’s Board of Directors and as a member of the Board of Directors of all subsidiaries of the Company and agree to sign concurrently with this Agreement a separate resignation letter from the Board in the form attached hereto as Exhibit A.

2. Effective Date and Revocation. You will have up to 21 days after you receive this Agreement to review it. You and the Company agree that changes, whether material or immaterial, that may be made to this Agreement since you were first provided the original version of this Agreement on or about February 12, 2014, do not restart the running of this review period, which started on the date that you received the original version of this Agreement. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement, other than your resignation from the Company’s Board of Directors and as a member of the Board of Directors of all subsidiaries of the Company, will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Termination Date, the Company will pay you all of your salary earned through the Termination Date, which is equal to $20,042.09 (less all applicable withholding taxes), and all of your accrued but unused vacation time or PTO through the Termination Date which is equal to $55,963.64 (less all applicable withholding taxes). Except with respect to the reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company prior to the Termination Date, you acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Severance Pay. Pursuant to Section 3(b)(i) of the Retention Agreement, in consideration for you entering into and not revoking this Agreement, the Company shall make a lump sum severance payment to you of $481,010, less all applicable withholding taxes, on the 10th day after the Effective Date. This amount is equal to 12 months of your current base salary.

5. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. Pursuant to Section 3(b)(iii) of the Retention Agreement, if you sign and do not revoke this Agreement and elect to continue group health insurance coverage, the Company will pay the monthly premium under COBRA for you and, if applicable, for your dependents until the earliest of: (a) the end of the period of 12 months following the month in which the Termination Date occurs or (b) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer.

6. Equity Awards.

(a) You hold the following equity awards, including options to purchase shares of the Company’s Common. Stock (each, an “Option” and collectively, the “Options”) and restricted stock units (each, an “RSU” and collectively, the “RSUs”). The Options and the RSUs will be referred to collectively as the “Awards.” Except as noted below, each of the following Awards were granted pursuant to the terms of the Company’s 2006 Equity Incentive Plan (the “Plan”):

Date of Grant	Type of Award	Exercise Price Per Share	Number of Shares Vested as of the Termination Date	Number of Shares Unvested as of the Termination Date	Expiration Date
6/9/2010	Option	$2.08	80,000	0	6/9/2017
6/9/2010	Option[1]	$2.08	1,558,331	141,669	6/9/2017
3/21/2011	Option	$1.99	40,000	0	3/20/2018
2/27/2012	Option	$3.35	164,997	165,003	2/26/2019
11/12/2012	Option	$2.18	100,000	100,000	11/11/2019
3/4/2013	Option	$2.22	68,750	231,250	3/3/2020
6/9/2011	RSU	N/A	N/A	8,340	N/A
3/18/2013	PSU	N/A	64,173[2]	N/A2	N/A

[1]	Non-Plan Option
[2]	On February 11, 2014, the Board of Directors determined that 64,173 of the units subject to this Award vested. The remaining 51,454 units that did not vest were forfeited on February 11, 2014.

(b) Following the Termination Date, the Options, to the extent vested as of the Termination Date, will remain exercisable for the period of time specified in either (i) the Company’s 2006 Equity Incentive Plan (the “Plan’’) and the applicable Stock Option Agreement or (ii) with respect to the Non-Plan Option, the Stock Option Agreement evidencing the Non-Plan Option. Notwithstanding the foregoing sentence, if you remain cooperative through the Termination Date with the Company’s reasonable requests for assistance, as determined by the Company’s Chief Executive Officer in his sole discretion, the Options (to the extent vested as of the Termination Date) will remain exercisable for an additional 3 months beyond the period specified in the applicable Stock Option Agreement (the “Extension”); provided, however, that in no event will the Options remain exercisable beyond their applicable expiration dates as set forth in the applicable Stock Option Agreement. By signing this Agreement, you acknowledge and agree that, as a result of the Extension, any of the Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, will cease to so qualify upon the Effective Date.

(c) The 64,173 vested PSUs will be settled in accordance with their terms on the first “permissible trading day” (as defined in the applicable PSU Agreement) that occurs on or after the date of vesting but in any event no later than March 15, 2015, and without regard to whether you have terminated service. The Company currently anticipates that the 64,173 vested PSUs will settle prior to the Termination Date.

(d) No further vesting with respect to the Awards will occur following the Termination Date; provided, however, that if the Company is subject to a Change in Control (as defined in the Retention Agreement) within 3 months after the Termination Date, the unvested portion of any outstanding Awards (calculated as of the Termination Date) will vest in accordance with such Retention Agreement. The unvested portion of the Awards will expire immediately if a Change in Control does not occur within 3 months after the Termination Date.

Except as set forth in this Section 6, the Stock Option Agreements governing the Options and the Restricted Stock Unit Agreements governing the RSUs will remain in full force and effect, and you agree to remain bound by those Agreements.

7. Tail Insurance. Contingent upon this Agreement becoming effective, the Company will use commercially reasonable efforts to purchase a tail insurance policy or policies (“Tail Insurance”) providing liability insurance for you for claims that would be covered by D&O Insurance (as defined in your Indemnity Agreement) but for the policy limits of such D&O Insurance, with such Tail Insurance having an aggregate policy limit of not less than $5,000,000 and a policy term of at least five years from the date you cease to be a director.

8. Release of All Claims. In consideration on for receiving the benefits described in Paragraphs 4, 5, 6 and 7 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. This release does not include claims for indemnification for any third party claims pursuant to any written indemnification agreement or policy of insurance, if any, to which you are a party or a third party beneficiary, the Company bylaws or under applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

9. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at, the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

10. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

11. Other Agreements. You will remain bound by the terms of your Proprietary Information and Inventions Agreement with the Company, which you signed on May 26, 2010, and a copy of which is attached as Exhibit B and by your Indemnity Agreement with the Company dated August 27, 2012, a copy of which is attached as Exhibit C. In addition, you will remain bound by Section 5 of the Retention Agreement. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

12. Company Property. You represent that to the best of your knowledge, you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

13. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its directors, officers, employees, products, services or business practices, except as required by law, and the Company shall instruct its current officers and directors not to make any negative or disparaging statements (orally or in writing) to any person or entity outside of the Company regarding you, except as required by law.

14. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15. Choice of Law. · This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

16. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ Michael Eagle
Name:	Michael Eagle
Title:	Chairman of the Board

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Bruce J Barclay
Signature of Bruce J Barclay

Dated: March 3, 2014

EXHIBIT A

March 3, 2014

To the Board of Directors of Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, California 94043

Ladies and Gentlemen:

I hereby resign as a member of the Board of Directors of Hansen Medical, Inc. effective as of the date set forth above.

Sincerely,

/s/ Bruce J Barclay
Bruce J Barclay

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT C

INDEMNITY AGREEMENT